Exhibit 99.1

Exponent Reports Second Quarter 2009 Results

MENLO PARK, Calif., July 22, 2009 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter ended July 3, 2009.

For the second quarter of 2009, total revenues increased 11% to $60,862,000, as compared to $54,956,000 in the second quarter of last year. Revenues before reimbursements increased 3% to $52,429,000 as compared to $50,801,000 in the second quarter of 2008. Net income was $6,025,000, or $0.40 per diluted share, as compared to $5,793,000, or $0.36 per diluted share, in the prior year period. EBITDA1 increased to $10,938,000, as compared to $10,148,000, in the second quarter of 2008.

For the first half of 2009, total revenues increased 8% to $120,658,000, as compared to $111,216,000, in the same period of last year. Revenues before reimbursements increased 4% to $107,360,000, as compared to $102,823,000, in the same period of 2008. Net income was $11,783,000 or $0.79 per diluted share, as compared to $12,140,000, or $0.76 per diluted share, in the prior year period. EBITDA1 in the first half of 2009 improved to $21,350,000, as compared to $21,119,000, in the first half of 2008.

“We are pleased with our overall performance in the second quarter, especially considering the general macroeconomic climate,” commented Paul R. Johnston, President and CEO. “We continued to increase revenues and effectively manage our cost structure. We had good performances in our defense technology development and electrical practices, as well as our health and environmental science groups.

“For the second half of 2009, we believe the demand for our services will remain relatively resilient in spite of the economic downturn. However, due to the tight corporate spending environment we are cautious about seeing an increase in short-term demand. Additionally, we have been directly impacted by the bankruptcies in the automotive industry. As a result of these factors, we expect revenues before reimbursements for the full year, 2009, to be approximately flat with last year. As a reminder, in 2008 we had high product sales in technology development, a favorable foreign currency exchange rate environment, and an extra week in the fourth quarter.

“We remain optimistic about our future. Over the long term our consulting services will continue to be driven by products and processes becoming more technologically complex and society’s demand for them to be safer, healthier and more environmentally sensitive. We believe that Exponent’s differentiated market position as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience will allow us to translate these opportunities and market drivers into long-term shareholder value,” concluded Dr. Johnston.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 22, 2009, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2068. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 and entering reservation 4117488#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

[1]

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended July 3, 2009 and June 27, 2008

(unaudited)

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Revenues
Revenues before reimbursements	$52,429	$50,801	$107,360	$102,823
Reimbursements	8,433	4,155	13,298	8,393

Revenues	60,862	54,956	120,658	111,216

Operating expenses
Compensation and related expenses	34,954	33,197	72,800	66,707
Other operating expenses	5,309	5,588	10,586	11,016
Reimbursable expenses	8,433	4,155	13,298	8,393
General and administrative expenses	3,227	3,207	5,859	6,196

	51,923	46,147	102,543	92,312

Operating income	8,939	8,809	18,115	18,904

Other income
Interest income, net	200	463	434	965
Miscellaneous income, net	898	355	1,056	290

	1,098	818	1,490	1,255

Income before income taxes	10,037	9,627	19,605	20,159
Income taxes	4,012	3,834	7,822	8,019

Net income	$6,025	$5,793	$11,783	$12,140

Net income per share:
Basic	$0.43	$0.38	$0.83	$0.81
Diluted	$0.40	$0.36	$0.79	$0.76

Shares used in per share computations:
Basic	14,167	15,086	14,129	14,966
Diluted	15,013	16,100	14,998	16,050

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 3, 2009 and January 2, 2009

(unaudited)

(in thousands)

	July 3, 2009	January 2, 2009
Assets
Current assets:
Cash and cash equivalents	$39,109	$32,598
Short-term investments	12,953	24,772
Accounts receivable, net	73,405	62,208
Prepaid expenses and other assets	8,529	6,275
Deferred income taxes	4,845	4,455

Total current assets	138,841	130,308
Property, equipment and leasehold improvements, net	30,350	31,371
Goodwill	8,607	8,607
Other assets	15,917	12,804

	$193,715	$183,090

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,369	$6,536
Accrued payroll and employee benefits	30,000	35,528
Deferred revenues	7,213	6,171

Total current liabilities	42,582	48,235
Other liabilities	7,734	4,968
Deferred rent	1,515	1,793

Total liabilities	51,831	54,996

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	80,876	72,734
Accumulated other comprehensive loss	(387)	(345)
Retained earnings	132,788	127,127
Treasury stock, at cost	(71,409)	(71,438)

Total stockholders’ equity	141,884	128,094

	$193,715	$183,090

EXPONENT, INC.

EBITDA and EBITDAS (1)

For the Quarters Ended July 3, 2009 and June 27, 2008

(unaudited)

(in thousands)

	Quarter Ended		Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Net Income	$6,025	$5,793	$11,783	$12,140

Add back (subtract):

Income taxes	4,012	3,834	7,822	8,019
Interest income, net	(200)	(463)	(434)	(965)
Depreciation and amortization	1,101	984	2,179	1,925

EBITDA (1)	10,938	10,148	21,350	21,119

Stock-based compensation	1,649	1,759	4,744	4,626

EBITDAS (1)	$12,587	$11,907	$26,094	$25,745

(1)	EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.